                                                                                                                          Entergy Corporation
                                                                                                                        639 Loyola Avenue
                                                                                                                        New Orleans, LA  70113

                                                                                                                                                                                    Exhibit 99.1

Date:                 March 13, 2003

For Release:       Immediate

Contact:             Yolanda Pollard (Media)                         Nancy Morovich (Investor Relations)
                          (504) 576-4238                                     (504) 576-5506
                          ypollar@entergy.com                              nmorovi@entergy.com

Entergy Releases Update to First Quarter Earnings

New Orleans, La. - In accordance with Regulation FD, Entergy Corporation (NYSE: ETR) today indicated that it expects to report first quarter 2003 financial results of at least $1.65 in as reported earnings per share and at least $1.05 in operational earnings per share. As reported and operational earnings are expected to be materially higher than first quarter 2002 driven by strong performance at Entergy-Koch, LP. In addition, as reported results will reflect the impact of the implementation of Statement of Financial Accounting Standards (SFAS) 143, which is expected to result in a one-time, special item of approximately $0.60 per share in first quarter 2003. The new accounting standard requires changes in the valuation of certain assets and liabilities associated with the retirement of assets, with the most significant impact on Entergy being the impact associated with nuclear decommissioning.

In addition, both as reported and operational earnings will include the benefits of disproportionate income allocated to Entergy in accordance with the terms of the Entergy-Koch, LP partnership agreement as well as the impact of weather, which to date, has been near normal across Entergy's service territory.

Entergy pointed out that it expects Utility, Entergy Nuclear and Parent operational earnings to be essentially in line with first quarter 2002 results and noted that fluctuations in natural gas prices do not impact current period profitability in those businesses.

Entergy affirmed operational earnings guidance for 2003 to be in the range of $3.75 to $3.95 per share noting that the company generally considers adjustments to operational earnings guidance in third quarter of any given year because a significant portion of earnings are realized by the Utility during the warmer, high usage months. Entergy revised as reported earnings guidance for 2003 to be in a range of $4.35 to $4.55 per share to reflect the cumulative effect of accounting change resulting from the implementation of SFAS 143.

A teleconference will be held on April 28, 2003 at 10:00 a.m. CST, and may be accessed by calling Premiere Conferencing at (719) 457-2621 no more than 15 minutes prior to the start of the call. The confirmation number is 422244. Internet users may also access the teleconference and view presentation slides by visiting Entergy's website at www.entergy.com/webcasts. For seven days following the teleconference, a tape delay will be available and may be accessed by dialing (719) 457-0820. The confirmation number is the same.

Entergy Corporation is an integrated energy company engaged primarily in electric power production, retail distribution operations, energy marketing and trading, and gas transportation. Entergy owns and operates power plants with about 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.6 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Through Entergy-Koch, LP, it is also a leading provider of wholesale energy marketing and trading services, as well as an operator of natural gas pipeline and storage facilities. Entergy has annual revenues of over $8 billion and more than 15,000 employees.

Additional investor information can be accessed online at

www.entergy.com/earnings

FORWARD-LOOKING INFORMATION

From time to time, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors include, but are not limited to: resolution of pending and future rate cases and negotiations, including the Entergy New Orleans rate case and various performance-based rate discussions, and other regulatory decisions, including those related to Entergy's utility supply plan, Entergy's ability to reduce its operation and maintenance costs, particularly at its Non-Utility Nuclear generating facilities including the uncertainty of negotiations with unions to agree to such reductions, the performance of Entergy's generating plants, and particularly the capacity factor at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities - particularly the ability to extend or replace the existing power purchase agreements for the Non-Utility Nuclear plants - and the prices and availability of power Entergy must purchase for its utility customers, Entergy's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, Entergy-Koch's profitability in trading electricity, natural gas, and other energy-related commodities, changes in the number of participants in the energy trading market, and in their creditworthiness and risk profile, changes in the financial markets, particularly those affecting the availability of capital and Entergy's ability to refinance existing debt and to fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, changes in inflation and interest rates, Entergy's ability to purchase and sell assets at attractive prices and on other attractive terms, volatility and changes in markets for electricity, natural gas, and other energy-related commodities, changes in utility regulation, including the beginning or end of retail and wholesale competition, the ability to recover net utility assets and other potential stranded costs, and the establishment of SeTrans or another regional transmission organization, changes in regulation of nuclear generating facilities and nuclear materials and fuel, including possible shutdown of Indian Point or other nuclear generating facilities, changes in environmental, tax, and other laws, including requirements for reduced emissions of sulfur, nitrogen, carbon, and other substances, the economic climate, and particularly growth in Entergy's service territory, variations in weather, hurricanes, and other disasters, advances in technology, the potential impacts of threatened or actual terrorism and war, the success of Entergy's strategies to reduce taxes, the effects of litigation, changes in accounting standards, changes in corporate governance and securities law requirements and Entergy's ability to attract and retain talented management and directors